Exhibit 99.1

DIGITAL MUSIC GROUP ANNOUNCES ACQUISITION OF DIGITAL RIGHTS

TO THE TUFF CITY MUSIC CATALOG

Catalog Features Early Ray Charles Recordings, Old School Hip-Hop Favorites

SACRAMENTO, CA (September 15, 2006) – Digital Music Group, Inc. (Nasdaq: DMGI), a content owner and leading distributor of digital music and video recordings, today announced the signing of a digital distribution agreement with TufAmerica, Inc., also known as the Tuff City Music Group. Under the terms of the agreement, DMGI has acquired the perpetual right to distribute through digital and mobile channels worldwide the Tuff City catalog of music recordings, consisting of up to 20,000 tracks. Tuff City retains the right to distribute the catalog in compact disc and other physical formats.

“We’re pleased and excited to announce this new acquisition,” said Mitchell Koulouris, Chief Executive Officer of DMGI. “This is a high-quality catalog that includes an exciting blend of R&B, jazz, funk and hip-hop. It’s one of the largest and most prestigious independent catalogs of its kind.”

Tuff City Music Group comprises several labels including Tuff City Records, Night Train International, Swingtime Records, Funky Delicacies, Soul-Tay-Shus, and Ol’ Skool Flava. Together these labels include titles from important R&B and blues legends such as Ray Charles, Lowell Fulson, Jimmy Witherspoon, Charles Brown, Ike Turner, Trouble Funk, and Johnny Otis. The New Orleans catalog includes rare and unreleased music from Professor Longhair, James Booker, Earl King and George Porter of the Meters, among others. Finally, the Tuff City catalog also includes old school Hip Hop releases from the 1980’s and 1990’s from legendary artists such as Spoonie Gee, Marley Marl, The Ultramagnetic MCs and DJ Hollywood, among others.

The Tuff City Music catalog is to be delivered in tranches starting with 3,000 tracks to be delivered next week. Up to an additional 8,000 tracks are to be delivered during the following nine months and then Tuff City has the option to deliver to DMGI up to 9,000 additional tracks by December 2007. Due to the size and complexity of the Tuff City Music catalog, DMGI has retained the right to an inspection period of up to 75 days during which time DMGI may cancel the contract and pay a termination fee. DMGI has agreed not to make the tracks available for sale to consumers during this inspection period. For additional information, refer to DMGI’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission today.

Mr. Koulouris added, “The Tuff City Music catalog is a major acquisition for DMGI in terms of both the number of new tracks it brings and the exciting nature of the recordings. The catalog, which has not previously been available in the digital channel, includes an eclectic combination of historically important vintage recordings as well as more contemporary urban music. We expect that these tracks will be popular with consumers in the digital download channels. We also intend to release portions of this catalog through our mobile sales channels for ringtones, mastertones, and over-the-air downloads, which were recently added as a result of our acquisition of Digital Rights Agency.”

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DIGITAL MUSIC GROUP ANNOUNCES ACQUISITION OF DIGITAL RIGHTS TO THE TUFF CITY MUSIC CATALOG

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“We’re very pleased with our relationship with Digital Music Group,” said Aaron Fuchs, President of Tuff City Music Group. “DMGI clearly appreciates the value of ‘deep catalog’ and the ‘Long Tail.’ This, coupled with their strong music distribution network and platform, makes us excellent and complementary partners.”

About Digital Music Group, Inc.

Founded in 2005, Digital Music Group, Inc. (NASDAQ: DMGI) is focused on helping consumers worldwide to experience more music, in more ways. Digital Music Group acquires the digital rights to music recordings and video and processes these into digital format for distribution to online music stores such as the iTunes Music Store, MSN Music, Google Video RealNetworks, Napster, Wal-Mart Music and Yahoo! Music, where they are available for purchase by consumers via downloading. For more information, please visit www.dmgi.com.

Digital Music Group and Digital Rights Agency are trademarks of Digital Music Group, Inc. Other names mentioned herein are the property of their respective owners.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties that could cause the results of DMGI to differ materially from management’s current expectations. Such forward-looking statements include, but are not limited to, statements regarding the size of the Tuff City Music catalog and the number of tracks in such catalog to be delivered to DMGI, the labels and titles from such catalog that will be included in the tracks delivered by Tuff City to DMGI, the timing of the delivery of the tracks to DMGI and the number of tracks in each delivery, whether or not DMGI will exercise its right to cancel the agreement with Tuff City; the nature of the recordings to be delivered to DMGI, our expectations that the Tuff City Music catalog will be popular with consumers, and our intent to release portions of the catalog through DMGI’s mobile sales channels. Actual results may differ materially due to a number of factors including, among others: delays in the delivery of the masters by Tuff City; differences in the number or nature of tracks delivered by Tuff City; unforeseen difficulties assembling the digital albums; potential changes in consumers’ tastes and preferences in music; and our dependence on the iTunes Music Store and other online music stores to make the digital albums available for purchase by consumers. The matters discussed in this press release also involve risks and uncertainties described in Digital Music Group’s most recent filings with the Securities and Exchange Commission. Digital Music Group assumes no obligation to update the forward-looking information contained in this release.

Press Contact

Allen & Caron Inc.:	Len Hall, VP Media Relations, Telephone: (949) 474-4300, e-mail: Len@allencaron.com

Investor Relations Contact

Digital Music Group, Inc.:	Karen Davis, Chief Financial Officer, Telephone: (916) 239-6010 x2505
Allen & Caron Inc.:	Jesse Deal, Account Manager, Telephone: (212) 691-8087, e-mail: Jesse@allencaron.com

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